Exhibit 97.1

Root, Inc. Compensation Recovery Policy

Originally Effective October 23, 2023 (the “Original Effective Date”)

As Amended October 22, 2024

1.Purpose. The purpose of this Compensation Recovery Policy (this “Policy”) is to describe the circumstances under which Root, Inc. (the “Company”) is required to recover certain compensation paid to certain employees in certain circumstances, including, as of the Original Effective Date, the recovery of Erroneously Awarded Compensation (as defined below) in accordance with Nasdaq Listing Rule 5608 (“Rule 5608”) which implements Exchange Act Rule 10D-1 (as promulgated pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act). This Policy, as amended (the “Amended Policy”), is effective as of October 22, 2024 (the “Amendment Effective Date”).

Any references in compensation plans, agreements, equity awards, or other policies to the Company’s “recoupment,” “clawback,” or similarly named policy shall mean this Amended Policy.

2.Recovery of Compensation.

(a)Recovery of Erroneously Awarded Compensation Upon an Accounting Restatement. Subject to the terms of this Amended Policy and the requirements of Rule 5608, if, on or after the Original Effective Date, the Company is required to prepare an Accounting Restatement, the Company shall reasonably promptly determine the amount of Erroneously Awarded Compensation Received during the Recovery Period by each Covered Officer and shall reasonably promptly thereafter provide each Covered Officer with written notice containing the amount of Erroneously Awarded Compensation Received and a demand for repayment or return, as applicable.

(b)Potential Recovery of Additional Amounts Upon an Accounting Restatement. In addition to (and without limiting) the provisions of Section 2(a) of this Amended Policy, in the event that the Compensation Committee, in its discretion, determines that a Covered Person’s acts or omissions that contributed to the circumstances requiring an Accounting Restatement that is subject to Section 2(a) of this Amended Policy involved either:

(i)intentional misconduct or an intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of the Covered Person’s employment by the Company; or

(ii)fraud in the course of the Covered Person’s employment by the Company,

then in each such case, the Company may attempt to recover and recover from such Covered Person up to 100% (as determined by the Compensation Committee in its discretion based on such considerations as the Compensation Committee deems appropriate) of the Covered Person’s Incentive-Based Compensation and other equity awards/compensation other than base salary that was Received by such Covered Person since the beginning of the Recovery Period.

(c)Recovery Relating to Activity That Causes Serious Financial or Reputational Damage. In the event that the Compensation Committee, in its discretion, determines that (1) a Covered Person engaged in:

(i)intentional misconduct or an intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of the Covered Person’s employment by the Company; or

(ii)fraud in the course of the Covered Person’s employment by the Company,

and (2) such activity caused serious financial or reputational damage to the Company (regardless of whether the Company was required to prepare an Accounting Restatement on account of such activity), then in each such case, the Company may attempt to recover and recover from such Covered Person up to 100% (as determined by the Compensation Committee in its discretion based on such considerations as the Compensation Committee deems appropriate) of such Covered Person’s Incentive-Based Compensation and other equity awards/compensation other than base salary that was Received by such Covered Person following the Amendment Effective Date.
3. Definitions. For purposes of this Amended Policy, the following terms, when capitalized, shall have the meanings set forth below:

(i)“Accounting Restatement” shall mean any accounting restatement required due to the Company’s material noncompliance with any financial reporting requirement under the securities law, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(ii)“Compensation Committee” shall mean the Board of Directors of the Company or any committee to which the Board of Directors may delegate its authority in their sole discretion in compliance with the applicable listing standards of the national securities exchange or association on which the Company’s securities are listed.

(iii)“Covered Officer” shall mean the Company’s president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a significant policy-making function; or any other person who performs similar significant policy-making functions for the Company; provided, that such person was a Covered Officer in both the fiscal period for which the Accounting Restatement is required and at the time the Erroneously Awarded Compensation was Received. An executive officer of the Company’s parent(s) or subsidiaries shall be deemed a “Covered Officer” if they perform such policy-making functions for the Company. Identification of an executive officer for purposes of this Policy shall include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K.

(iv)“Covered Person” shall mean a person who served as a Covered Officer at any time during the performance period for the applicable Incentive-Based Compensation. This Amended Policy (or designated portions hereof as the case may be) will also apply to such other employees (or classes of employees), as the Compensation Committee may designate from time to time as Covered Persons.

(v)“Erroneously Awarded Compensation” shall mean the amount of Incentive-Based Compensation Received by a Covered Officer that exceeds the amount of Recalculated Compensation, provided such compensation was Received while the Company has a class of securities listed on a national securities exchange or association.

(vi)“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A “financial reporting measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. Each stock price and total shareholder return shall be considered a financial reporting measure. For the avoidance of doubt, incentive-based compensation subject to this Policy does not include stock options, restricted stock, restricted stock units, or similar equity-based awards that are earned solely on the basis of continued employment or service, the passage of time, or non-financial reporting measures.

(vii)“Recalculated Compensation” shall mean the Incentive-Based Compensation that otherwise would have been Received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of the Recalculated Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as the case may be, upon which the compensation was Received. The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange or association on which its securities are listed.

(viii) Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the award of such Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-based Compensation that is subject to both a financial reporting measure vesting condition and a service-based vesting condition shall be considered received when the financial reporting measure is achieved, even if the Incentive-based Compensation continues to be subject to the service-based vesting condition.

(ix)“Recovery Period” shall mean the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement; provided that the Recovery Period shall not begin before October 2, 2023. For purposes of determining the Recovery Period, the Company is considered to be “required to prepare an Accounting Restatement” on the earlier to occur of: (i) the date the Committee or the Company’s officer or officers authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. If the Company changes its fiscal year, then the transition period within or immediately following such three completed fiscal years also shall be included in the Recovery Period, provided that if the transition period between the last day of the Company’s prior fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, then such transition period shall instead be deemed one of the three completed fiscal years and shall not extend the length of the Recovery Period.

4. Exceptions. Notwithstanding anything to the contrary in this Policy, recovery of Erroneously Awarded Compensation will not be required to the extent the Company’s committee of independent directors responsible for executive compensation decisions (or a majority of the independent directors serving on the Company’s board of directors in the absence of such a committee) has made a determination that such recovery would be impracticable and one of the following conditions have been satisfied:

(a) The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on the expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the national securities exchange or association on which its securities are listed.

(b) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Internal Revenue Code and the regulations thereunder.

5. Manner of Recovery. In addition to any other actions permitted by law or contract, the Company may take any or all of the following actions to recover any Erroneously Awarded Compensation:

(a) require the Covered Officer to repay such amount;
(b) offset such amount from any other compensation owed by the Company or any of its affiliates to the Covered Officer, regardless of whether the contract or other documentation governing such other compensation specifically permits or specifically prohibits such offsets;

(c) to the extent the Erroneously Awarded Compensation was deferred into a plan of deferred compensation, whether or not qualified, forfeit such amount (as well as the earnings on such amounts) from the Covered Officer’s balance in such plan, regardless of whether the plan specifically permits or specifically prohibits such forfeiture; and/or

(d) any other remedial and recovery action permitted by applicable law, as determined by the Committee. If the Erroneously Awarded Compensation consists of shares of the Company’s common stock, and the Covered Officer still owns such shares, then the Company may satisfy its recovery obligations by requiring the Covered Officer to transfer such shares back to the Company.

6. Other.

(a)This Amended Policy shall be administered and may be amended or modified from time to time by the Compensation Committee. The Compensation Committee is authorized to interpret and construe this Amended Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Amended Policy. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Amended Policy.

(b)Subject to any limitation under applicable law, the Compensation Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Amended Policy (other than with respect to any recovery under this Amended Policy involving such officer or employee).

(c)This Amended Policy does not apply to Incentive-Based Compensation that was Received before the Original Effective Date, in the case of Section 2(a) hereof, and before the Amendment Effective Date, in the case of Sections 2(b) and 2(c) hereof. With respect to any Covered Person, this Amended Policy does not apply to Incentive-Based Compensation that was Received by such Covered Person before beginning service as a Covered Officer or, if earlier, first being designated by the Compensation Committee as a Covered Person.

(d)The Company shall not indemnify any Covered Person against the loss of Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this Amended Policy or any other amounts that may be recovered by the Company in accordance with this Amended Policy. Further the Company shall not pay or reimburse any Covered Person for the cost of any third-party insurance purchased by a Covered Person to cover any such loss under this Amended Policy and/or pursuant to the applicable federal securities laws or listing standards of the national securities exchange or association on which the Company’s securities are listed.

(e)The Compensation Committee is authorized to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Amended Policy. For the avoidance of doubt, recovery under this Amended Policy with respect to a Covered Officer shall not require the finding of any misconduct by such Covered Officer or such Covered Officer being found responsible for the accounting error leading to an Accounting Restatement.

(f)The Company shall file all disclosures with respect to this Amended Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable Securities and Exchange Commission filings.

(g)Subject to the discretion of the Compensation Committee, a Covered Person may be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering Erroneously Awarded Compensation or any other amounts that may be recovered by the Company in accordance with this Amended Policy.

(h)Any right to recovery under this Amended Policy shall be in addition to, and not in lieu of, any other rights of recovery that may be available to the Company; provided, however, that any determination by the Compensation Committee to recover or forfeit awards made or amounts received due to an Accounting Restatement shall be made in a manner consistent with this Amended Policy. To the extent that a Covered Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Amended Policy, as determined by the Compensation Committee in its sole discretion.

(i)This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, estates, heirs, executors, administrators, or other legal representatives to the extent required by the applicable federal securities laws or listing standards of the national securities exchange or association on which the Company’s securities are listed or as otherwise determined by the Compensation Committee.